Exhibit 99.B(j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form N-1A of Victory Portfolios II and to the use of our report dated August 28, 2015 on the financial statements and financial highlights of Victory CEMP Global High Dividend Defensive Fund (formerly Victory CEMP Multi-Asset Growth Fund), a series of shares of beneficial interest of Victory Portfolios II (formerly Compass EMP Funds Trust).  Such financial statements and financial highlights appear in the June 30, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 7, 2016